Exhibit 99.2

Aldel Financial Inc. Announces Closing of $115 Million Initial Public Offering, Including Full Exercise of Underwriters’ Over-Allotment Option

Itasca, Illinois – April 12, 2021 – Aldel Financial Inc. (the “Company”), a newly organized blank check company formed as a Delaware corporation and led by Chairman and CEO Robert Kauffman (former co-founder of Fortress Investment Group, LLC), today announced the closing of its initial public offering of 11,500,000 units at an offering price of $10.00 per unit. This includes the exercise in full by the underwriters of their over-allotment option to purchase up to an additional 1,500,000 units. Each unit consists of one share of common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of common stock at $11.50 per share. The units are listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “ADF.U”. Once the securities comprising the units begin separate trading, the common stock and the warrants are expected to be traded on the NYSE under the symbols “ADF” and “ADF WS,” respectively.

The Company intends to use the net proceeds from the offering, and the simultaneous private placements of units and warrants, to consummate the Company’s initial business combination.

ThinkEquity, a division of Fordham Financial Management, Inc., acted as sole book-running manager for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673 and by email at prospectus@think-equity.com, or by visiting EDGAR on the SEC’s website at www.sec.gov.

A registration statement relating to the securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”). This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aldel Financial Inc.

Aldel Financial Inc. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While Aldel Financial Inc. will not limit its search for a target company to any particular business segment, it will concentrate its focus on companies exiting the restructuring process, or businesses that have transient current ownership.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”), the anticipated use of the net proceeds thereof and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Aldel Financial Inc., including those set forth in the Risk Factors section of Aldel Financial Inc.’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. Aldel Financial Inc. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Robert I. Kauffman

Chief Executive Officer

Aldel Financial Inc.

(847) 791-6817

info@aldelfinancial.com